EXHIBIT 10.2

EXECUTION VERSION

Colony NorthStar, Inc.
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071

November 9, 2017

NorthStar Realty Europe Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Ladies and Gentlemen:

Reference is made to the Articles of Amendment and Restatement, as amended from time to time (the “Charter”), of NorthStar Realty Europe Corp., a Maryland corporation (the “Company”) and to certain limitations on stock ownership as contained in Article VII of the Charter, which are designed to facilitate the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes and generally limit ownership of (1) the Company’s Common Stock by a Person to not more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of Common Stock of the Company (the “Common Stock Ownership Limit”), and (2) the Company’s Capital Stock by a Person to not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock of the Company (the “Aggregate Stock Ownership Limit,” and, together with the Common Stock Ownership Limit, the “Ownership Limits”). Terms used herein but not otherwise defined shall have the meanings provided in the Charter.
Colony NorthStar, Inc., a Maryland corporation, together with its subsidiaries (collectively, “Colony NorthStar”) is a global real estate and investment management firm that operates so as to qualify as a REIT for U.S. federal income tax purposes.
    Since the spin-off of the Company on October 31, 2015, CNI NRE Advisors, LLC (f/k/a NSAM J-NRE Ltd.) (the “Manager”), currently a wholly owned subsidiary of Colony NorthStar, has performed certain management services for the Company subject to the supervision of the Board of Directors (the “Board”) of the Company, pursuant to an Asset Management Agreement, dated as of October 31, 2015, by and between the Company and the Manager (the “Original Management Agreement”).

On March 23, 2017, the Board established a Strategic Review Committee (“SRC”) consisting solely of independent directors of the Company to, among other things, review, evaluate, negotiate and approve any modifications or amendments to the Original Management Agreement with the assistance of financial and legal advisors. With the assistance of its financial and legal advisors, SRC negotiated with Colony NorthStar the terms of an Amended and Restated Asset Management

Agreement (the “Amended Management Agreement”), which has been unanimously approved by the SRC, and is being entered into by the Manager and the Company as of the date hereof.

In connection with the negotiation of the Amended Management Agreement, Colony NorthStar sought, pursuant to Section 7.2.7 of the Charter, an exemption from the Ownership Limits to allow it to acquire Common Stock of the Company in excess of the Ownership Limits. Colony NorthStar believes that such Common Stock ownership will not adversely affect the Company’s qualification as a REIT for U.S. federal income tax purposes.
With the assistance of its financial and legal advisors, and in connection with the negotiation of the Amended Management Agreement, the SRC negotiated with Colony North Star, and recommended to the Board, which has approved, pursuant to Section 7.2.7 of the Charter, (1) an exemption from the Ownership Limits, subject to the terms and conditions set forth herein, and (2) an Excepted Holder Limit for Colony NorthStar which would allow Colony NorthStar to own up to 45% of the Company’s Common Stock (together, the “Exemption”).
The initial and continuing effectiveness of the Exemption is expressly conditioned upon the following conditions being met at all times:

1.
Colony NorthStar does not actually own or Constructively Own (as determined pursuant to Article VII of the Charter), more than a 9.9% interest in any current tenant of the Company (or any tenants of any entity owned or controlled by the Company). So long as Colony NorthStar owns more than 9.8% of the outstanding Common Stock of the Company, without the express written consent of the Company, Colony NorthStar will not acquire any interest in any then-tenant of the Company (or any tenants of any entity owned or controlled by the Company) if Colony NorthStar would thereafter hold, actually or Constructively, more than a 9.9% interest in any then-tenant of the Company (or any tenants of any entity owned or controlled by the Company).

2.
Colony NorthStar and its Affiliates and Associates (both as defined under Rule 405 promulgated under the Securities Act of 1933, as amended) may not at any time Beneficially Own or Constructively Own (as determined pursuant to Article VII of the Charter), in the aggregate, more than 45% of the then outstanding Common Stock of the Company.

3.
At any meeting of stockholders of the Company, any matter that is submitted to a vote of the stockholders of the Company (or if action is taken with respect to any matter by written consent of stockholders of the Company in lieu of a meeting), Colony NorthStar shall vote or cause to be voted (including by voting for or against, abstaining or withholding votes or, if applicable, consenting in respect of) all shares of Capital Stock of the Company Beneficially Owned by Colony NorthStar and its Affiliates and Associates in excess of the Voting Percentage Limit (as defined below) in the same proportion as the remaining shares of Capital Stock of the Company not Beneficially Owned by Colony NorthStar and its Affiliates and Associates are voted (or, if applicable, consented) for or against, or abstain or withhold, with respect to such matter. For the avoidance of doubt, in calculating the voting requirements of Colony NorthStar, all broker non-votes and all shares of Capital Stock of the Company that are not present or represented at the applicable stockholder meeting shall not be considered voted. For purposes here, “Voting Percentage Limit” means, with respect to any matter to be voted on at a meeting of stockholders of the Company (or with respect to any matter with respect to which action is to be taken by written consent), 25% of the votes entitled to be cast by all holders of shares of Capital Stock of the Company with respect to such matter.

4.
If Colony NorthStar fails to promptly take any actions required to be taken by it pursuant to Section 3 above, Colony NorthStar hereby irrevocably appoints any independent director of the Company, and each independent director individually, as Colony NorthStar’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or execute consents, with respect to the shares of Capital Stock of the Company Beneficially Owned by Colony NorthStar and its Affiliates and Associates as of the applicable record date, in the manner specified in Section 3 above. This proxy is given to secure the performance of the duties of Colony NorthStar under Section 3. Colony NorthStar shall not, and shall cause its Affiliates and Associates not to, directly or indirectly, grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to shares of Capital Stock of the Company Beneficially Owned by Colony NorthStar or its Affiliates or Associates that is inconsistent with Section 3. The proxy and power of attorney granted pursuant to this Section 4 by Colony NorthStar shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy. The power of attorney granted by Colony NorthStar is a durable power of attorney and shall survive the bankruptcy or dissolution of Colony NorthStar or any of its Affiliates or Associates.

5.
No “individual” (within the meaning of Section 542(a)(2) of the Code and taking into account Section 856(h)(3)(A) of the Code) may Beneficially Own or Constructively Own (as determined pursuant to Article VII of the Charter), as a result of Colony NorthStar’s ownership of the Common Stock, more than 9.8% of the outstanding Common Stock of the Company at any time.

6.
Colony NorthStar understands and agrees that the Exemption will be automatically revoked to the extent that any of the conditions or provisions listed in the preceding paragraphs is breached; provided that, if at the time of such revocation, Colony NorthStar and its Affiliates and Associates Beneficially Own or Constructively Own a percentage of the outstanding Common Stock of the Company exceeding 9.8%, the Exemption shall remain in effect for 180 days thereafter (or such longer period as shall be determined by the Board) (an “Extension Period”) to allow Colony NorthStar and its Associates and Affiliates to dispose of shares of Common Stock Beneficially Owned or Constructively Owned by Colony NorthStar; provided, further, that, Colony NorthStar and its Affiliates and Associates may not acquire Beneficial Ownership or Constructive Ownership of any shares of Common Stock during the Extension Period (x) if Colony NorthStar and its Affiliates and Associates at that time own Common Stock of the Company or Capital Stock of the Company in excess of the Ownership Limits, or (y) to the extent that such acquisition would result in Colony NorthStar and its Affiliates and Associates owning Common Stock of the Company or Capital Stock of the Company in excess of the Ownership Limits. Colony NorthStar further understands and agrees that, in the event that prior to the expiration of the Initial Term or the then current Renewal Term (both as defined in the Amended Management Agreement), the Board or the Manager notifies the other pursuant to Section 11(b) of the Amended Management Agreement of its intention to decline to renew the Amended Management Agreement upon expiration of the Initial Term or the then current Renewal Term, as applicable, or in the event the Amended Management Agreement terminates, then (i) Colony NorthStar and its Affiliates and Associates may not, without the consent of the Board, acquire Beneficial Ownership or Constructive Ownership of any shares of Common Stock (x) if Colony NorthStar and its Affiliates and Associates at that time own Common Stock of the Company or Capital Stock of the Company in excess of the Ownership Limits, or (y) to the extent that such acquisition would result in Colony NorthStar and its Affiliates and Associates owning Common Stock of the Company or Capital Stock of the Company in excess of the Ownership Limits, and (ii) on the third anniversary of the termination of the Amended Management Agreement, the definition of Voting Percentage Limit shall be amended to substitute 9.8% for 25%. Nothing in the foregoing shall in any way limit or restrict Colony NorthStar and its Affiliates and Associates from making a tender offer for the entire Company and acquiring additional shares of Common Stock in any business combination transaction approved by the Board. For the avoidance of doubt, if Colony NorthStar and its Affiliates and Associates’ Beneficial Ownership and Constructive Ownership of the shares of Common Stock is reduced to or below 9.8% after termination of the Amended Management Agreement, the Exemption shall automatically terminate for all purposes as of such time.

7.
Colony NorthStar understands that the Board retains the right to revoke or modify the Exemption in order to prevent disqualification of the Company as a REIT for U.S. federal income tax purposes to the extent such disqualification is a result solely of Colony NorthStar’s ownership of Common Stock in excess of the Ownership Limits, but in such case would notify Colony NorthStar as soon as possible prior to any such revocation or modification.

8.
At the request of the Company, Colony NorthStar shall provide the Company with information regarding the number of shares of Common Stock or other Capital Stock owned by the Colony NorthStar or the ownership of the Colony NorthStar, to the extent known by Colony NorthStar, in the future.

9.	Colony NorthStar understands that the Company and the Board will rely on the truth and accuracy of the statements contained in this letter in granting the Exemption.
In addition, on June 18, 2015, in connection with the organization of the Company, the Board adopted resolutions (the “Business Combination Resolutions”) that, among other things, resolved that, pursuant to Section 3-603(c) of the Maryland General Corporation Law (the “MGCL”), any business combination between the Company and (i) Colony NorthStar, its affiliates and any of its sponsored or managed companies and (ii) any other person, which business combination is first approved by the Board (including by a majority of the directors who are not affiliates or associates of such person) will be exempted from the provisions of Section 3-602 of the MGLC. In connection with the negotiation of the Amended Management

Agreement, and the approval of this Exemption, the Company hereby agrees, that it will not revoke the Business Combination Resolutions.

Written notices or inquiries to the Company should be directed to:
Trevor K. Ross, Esq.
General Counsel & Secretary
NorthStar Realty Europe Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
tross@clns.com

Written notices or inquiries to Colony NorthStar should be directed to:
Ronald M. Sanders, Esq.
Chief Legal Officer & Secretary
Colony NorthStar, Inc.
712 Fifth Avenue, 35th Floor
New York, New York 10019
(212) 230-3300
rsanders@clns.com

[Signature Page Follows]

Very truly yours,

Colony NorthStar, Inc.

By:	/s/ Ronald M. Sanders, Esq.
Name:	Ronald M. Sanders, Esq.
Its:	Chief Legal Officer & Secretary

Accepted and agreed to as of the date first written above:

NorthStar Realty Europe Corp.

By:	/s/ Trevor K. Ross, Esq.
Name:	Trevor K. Ross, Esq.
Its:	General Counsel & Secretary